Exhibit 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

SEMCRUDE, L.P.

(“Seller”)

and

SEMGROUP ENERGY PARTNERS, L.L.C.

(“Buyer”)

May 12, 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
Section 9.6	Entire Agreement	24

Section 9.7	Disclosure Schedule	24

Section 9.8	Amendments	24

Section 9.9	Publicity	24

Section 9.10	Severability	25

Section 9.11	Governing Law; Jurisdiction	25

Section 9.12	Action by Buyer	25

DISCLOSURE SCHEDULES		EXHIBITS
1.1(i)	Buyer Knowledge	A	Assignment and Assumption Agreement
1.1(ii)	Seller Knowledge	B	Assignment and Assumption of Leases and Rights of Way
1.1(vi)	Permitted Liens	C	Bill of Sale
2.1(a)	Pipeline	D	Amendment No. 1 to the Omnibus Agreement
2.1(b)	Land	E	Amendment No. 1 to the Throughput Agreement
2.1(c)	Leases and Rights-of-Way	F	Special Warranty Deeds
2.6(a)	Assumed Obligations
2.6(b)	Retained Obligations
3.3	Seller Approvals
4.4	Legal Compliance
4.7(a)	Material Contracts
5.3	Buyer Approvals
7.1(h)	Required Governmental Consents
7.1(i)	Third Party Consents

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of May 12, 2008 (this “Agreement”), is entered into by and among SemCrude, L.P., a limited partnership organized under the Laws of the State of Delaware (“Seller”), and SemGroup Energy Partners, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“Buyer”).

RECITALS

WHEREAS, Seller owns a certain crude oil pipeline, pumping facilities and associated assets; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, such assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquired Assets” has the meaning provided such term in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, for purposes of this Agreement, MLP GP, MLP and MLP’s Subsidiaries, including Buyer, shall not be deemed to be Affiliates of Seller and Seller and its parent entities and affiliates shall not be deemed to be Affiliates of MLP GP, MLP and MLP’s Subsidiaries, including Buyer. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Ancillary Documents” means the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption by and between Buyer and Seller substantially in the form of Exhibit A attached hereto.

“Assignment and Assumption of Leases and Rights-of-Way” means that certain Assignment and Assumption of Leases and Rights-of-Way by and between Buyer and Seller in the form of Exhibit B attached hereto.

“Assumed Obligations” has the meaning provided such term in Section 2.6.

“Bill of Sale” means the Bill of Sale of Seller in the form of Exhibit C attached hereto.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Oklahoma or a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Ancillary Document” means each agreement, document or certificate to be delivered by Buyer at Closing pursuant to Section 2.4(c).

“Buyer Approvals” has the meaning provided such term in Section 5.3.

“Buyer Entities” means Buyer, MLP, MLP GP and SMEP.

“Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).

“Claim Notice” has the meaning provided such term in Section 8.3(a).

“Closing” has the meaning provided such term in Section 2.4(a).

“Closing Date” has the meaning provided such term in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” means the conflicts committee of the board of directors of MLP GP.

“Contract” means any legally binding agreement, commitment, lease, license or contract, including any amendments, modifications and supplements thereto.

“Deeds” has the meaning provided such term in Section 2.4(b)(i).

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “ $ “ mean the lawful currency of the United States.

“Eaglwing” means Eaglwing, L.P., an Oklahoma limited partnership.

“Effective Time” has the meaning provided such term in Section 2.4(a).

“Environmental Law” means any applicable Law relating to health, safety, the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Pipeline Safety Act, as amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, 49 U.S.C. § 60101 et seq., and any other applicable Law relating to health, safety, the environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Excess Expenses” has the meaning provided such term in Section 6.6.

“Excluded Assets” has the meaning provided such term in Section 2.5.

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 4.1 and 4.6(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Substance(s)” means and includes, each substance defined, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, radioactive material or byproduct, or toxic substance under any Environmental Law and any petroleum or petroleum products.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning provided such term in Section 8.3(a).

“Indemnifying Party” has the meaning provided such term in Section 8.3(a).

“Knowledge” as to Buyer means the actual knowledge, after due inquiry, of those Persons listed in Schedule 1.1(i) and as to Seller means the actual knowledge, after due inquiry, of those Persons listed in Schedule 1.1(ii).

“Land” has the meaning provided such term in Section 2.1(b).

“Law” means any applicable law (including common law) rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” has the meaning provided such term in Section 2.1 (c).

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, the foregoing definition of “Losses” is subject to and restricted by the provisions of Section 8.7(b).

“Material Adverse Effect” means any circumstance, change or effect that (a) is materially adverse to the business, operations or financial condition of a Person or the operation of the Acquired Assets (b) that materially impedes the ability of a Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which the Acquired Assets are used;

(ii) seasonal reductions in revenues and/or earnings with respect to the Acquired Assets in the ordinary course of business;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP; and

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing clauses (i), (iii) and (iv) shall not apply in the event of a disproportionate effect on the Acquired Assets, as compared to other entities or assets in the markets in which the Acquired Assets are used.

“Material Contracts” has the meaning provided such term in Section 4.(7)(a).

“MLP” means SemGroup Energy Partners, L.P., a limited partnership organized under the Laws of the State of Delaware.

“MLP GP” means SemGroup Energy Partners G.P., L.L.C., a limited liability company organized under the Laws of the State of Delaware.

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Omnibus Agreement Amendment” means that certain Amendment No. 1 to the Omnibus Agreement by and among Parent, SemManagement, SemMaterials, MLP, MLP GP and SMEP, substantially in the form of Exhibit D attached hereto.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, certificate of limited partnership, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Parent” means SemGroup, L.P., a limited partnership organized under the Laws of the State of Oklahoma.

“Parent GP” means SemGroup G.P., L.L.C., a limited liability company organized under the Laws of the State of Oklahoma.

“Party” means Seller or Buyer, as the context so requires, and “Parties” means Seller and Buyer.

“Permits” means authorizations, licenses, permits or certifications issued by Governmental Authorities; provided, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not have a Material Adverse Effect on the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ownership and operation of the Acquired Assets, (i) Liens which are of a nature that would be reasonably acceptable to a prudent owner or operator of crude oil pipelines and storage facilities and facilities of a type similar to the Acquired Assets, (j) Liens listed in Schedule 1.1(vi), and (k) Liens created by Buyer or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Personal Property” has the meaning provided in Section 2.1(d).

“Pipeline” means the Seller’s pipeline from the Ardmore, Oklahoma area, to the Drumright, Oklahoma area, as further described in Schedule 2.1(a), and all appurtenances and facilities associated therewith.

“Pre-Closing Environmental Liabilities” means (i) any violation of Environmental Law by Seller or Seller’s Affiliates prior to the Effective Time or arising in connection with the ownership or operation of the Acquired Assets prior to the Effective Time, (ii) any Release of Hazardous Substances onto or from the Acquired Assets prior to the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Purchase Price” has the meaning provided such term in Section 2.3.

“Real Property” has the meaning provided such term in Section 2.1(b).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” means all of Seller’s accounts, books (financial and otherwise), and all operational technical records in any way relating to the ownership and operation of the Assets prior to the Effective

Time, including: non-proprietary design manuals, operation and safety manuals, blueprints, engineering studies and engineering reports, object code (with respect to computer software), user operations and system documentation, system engineering and design information, and all associated data files and databases to the extent such systems exist for the operation of the Acquired Assets and can be delivered by Seller to Buyer. Records specifically excludes (i) personnel and employment records of employees, (ii) records, documents, plans, strategies and financial records related to the transactions contemplated by this Agreement, and (iii) any of Seller’s or Seller’s Affiliates minute books and records, Tax returns or other materials which do not pertain to the Acquired Assets or the business conducted by Seller utilizing the Acquired Assets or any part thereof.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Required Governmental Consents” has the meaning provided such term in Section 7.1(h).

“Retained Obligations” has the meaning provided such term in Section 2.6(b).

“Rights-of-Way” has the meaning provided such term in Section 2.1(c).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Ancillary Document” means each agreement, document or certificate to be delivered by Seller at Closing pursuant to Section 2.4(b).

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Entities” means Parent, SemManagement, SemMaterials, Seller and Eaglwing.

“Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).

“SemManagement” means SemManagement, L.L.C., a limited liability company organized under the Laws of the State of Delaware.

“SemMaterials” means SemMaterials L.P., a limited partnership organized under the Laws of the State of Oklahoma.

“SMEP” means SemMaterials Energy Partners, L.L.C., a limited liability company organized under the Laws of the State of Delaware.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries has a 50% or greater equity interest at the time.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” or “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, and (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Third-Party Claim” has the meaning provided such term in Section 8.3(a).

“Third-Party Equipment” means any and all real and personal property, whether located at or on the Real Property or otherwise, belonging to third parties and not owned by Seller.

“Third Person Receivables” has the meaning provided such term in Section 2.5(c).

“Throughput Agreement Amendment” means that certain Amendment No. 1 to the Throughput Agreement among Parent, Eaglwing, Seller, MLP and Buyer, in the form of Exhibit E attached hereto.

“United States” means United States of America.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Acquired Assets. On the Closing Date, but effective as of the Effective Time and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in the assets described in this Section 2.1 (collectively, the “Acquired Assets”), free and clear of any and all Liens other than Permitted Liens:

(a) the Pipeline;

(b) the tracts and parcels of real estate owned in fee by Seller as described in Schedule 2.1(b) (the “Land”) together with (i) all buildings and other structures, facilities or improvements currently or hereafter located thereon and permanently affixed thereto; (ii) all fixtures, systems, owned or leased equipment and other items of tangible personal property situated thereon or attached thereto; and (iii) all easements, licenses, rights and appurtenances relating to the property described in the foregoing clauses (the Land, together with the property and assets described in the foregoing clauses (i) though (iii) referred to herein as the “Real Property”);

(c) the real property leased by Seller from a third party (the “Leases”) and the easements, rights of way, permits, licenses and any other type of real property use agreement in which Seller has rights or any interest and which is held by Seller for use with respect to the assets described in this Section (the “Rights-of-Way”), in each case, including, without limitation, those certain Leases and Rights-of-Way described in Schedule 2.1(c);

(d) the tangible assets owned by Seller and located on the Real Property or used primarily in connection with the Pipeline which do not constitute Real Property or Rights of Way, including such tangible assets described in Schedule 2.1(a) (the “Personal Property”);

(e) the Records;

(f) the Material Contracts; and

(g) all other assets or rights used in connection with the Acquired Assets or located at the Acquired Assets other than Excluded Assets or rights associated with the Retained Obligations.

Section 2.2 [INTENTIONALLY OMITTED]

Section 2.3 Purchase Price. The consideration payable by Buyer to Seller for the Acquired Assets shall be Forty-Five Million Dollars ($45,000,000) (the “Purchase Price”). Payment of the Purchase Price shall be made by wire transfer or delivery of other immediately available funds on the Closing Date to a bank account designated in writing by Seller to Buyer at least 2 Business Days prior to Closing.

Section 2.4 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., 320 South Boston Avenue, Suite 200, Tulsa, Oklahoma 74103-3708, commencing at 11:00 a.m. as of the date hereof (the “Closing Date”); provided, the Closing shall be deemed to have been consummated at 12:01 a.m. Tulsa, Oklahoma time on the Closing Date (the “Effective Time”).

(b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i) one or more properly executed and acknowledged special warranty deeds (the “Deeds”) conveying to Buyer good and marketable title to the Real Property, each such Deed to be substantially in the form of Exhibit F. The Deeds shall be in recordable form for recording the Deeds in the county in which the Real Property is located;

(ii) a duly executed counterpart by Seller of the Assignment and Assumption of Leases and Rights-of-Way substantially in the form of Exhibit B conveying to Buyer all of Seller’s right, title and interest in the Leases and the Rights-of-Way;

(iii) a duly executed counterpart by Seller of the Assignment and Assumption Agreement substantially in the form of Exhibit A conveying to Buyer the Material Contracts;

(iv) a duly executed counterpart by Seller of the Bill of Sale substantially in the form of Exhibit C attached hereto, conveying to Buyer the Personal Property;

(v) a duly executed counterpart of Omnibus Agreement Amendment, substantially in the form of Exhibit D attached hereto, duly executed by Parent, SemManagement and SemMaterials;

(vi) a duly executed counterpart of the Throughput Agreement Amendment, substantially in the form of Exhibit E attached hereto, duly executed by Seller, Parent and Eaglwing;

(vii) certificates of good standing and existence from the Secretary of State of Delaware as of a recent date with respect to Seller; and

(viii) such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i) an amount equal to the Purchase Price;

(ii) a duly executed counterpart by Buyer of the Assignment and Assumption of Leases and Rights-of-Way substantially in the form of Exhibit B conveying to Buyer all of Seller’s right, title and interest in the Leases and the Rights-of-Way;

(iii) a duly executed counterpart by Buyer of the Assignment and Assumption Agreement substantially in the form of Exhibit A conveying to Buyer the Material Contracts;

(iv) a duly executed counterpart by Buyer of the Bill of Sale substantially in the form of Exhibit C attached hereto, conveying to Buyer the Personal Property;

(v) a duly executed counterpart of the Throughput Agreement Amendment, substantially in the form of Exhibit E attached hereto, duly executed by Buyer and MLP;

(vi) a duly executed counterpart of Omnibus Agreement Amendment, substantially in the form of Exhibit D attached hereto, duly executed by MLP, MLP GP and SMEP; and

(vii) such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.5 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, and are excluded from the Acquired Assets and shall remain the property of Seller after the Effective Time:

(a) all cash, cash equivalents and short-term investments;

(b) all deposits and bank accounts;

(c) all receivables, including accounts receivable, trade receivables, or exchange balances owed to Seller by reason of deliveries made by Seller or on account of the Acquired Assets prior to the Effective Time (such receivables from any Person that is not an Affiliate of the Seller are herein referred to as the “Third Person Receivables”);

(d) the financial books and records of Seller, the personnel, employment and other records of Seller as to any current or former employee, to the extent that the foregoing do not constitute Records;

(e) all minute books and similar materials related to Seller or the Acquired Assets to the extent the same do not constitute Records;

(f) any claims or other rights to receive monies arising prior to or after the date hereof which Seller or its Affiliates have or may have which are attributable to its ownership of the Acquired Assets prior to the Effective Time;

(g) all Claims or rights of Seller with respect to insurance;

(h) to the extent pertaining to periods prior to the Closing, rights relating to deposits and prepaid expenses and Claims for refunds and rights to offset in respect thereof;

(i) all Claims for refund of Taxes and other governmental charges of whatever nature which arise out of or are related to the Acquired Assets, to the extent the same are attributable to time periods prior to the Effective Time; and

(j) Third-Party Equipment.

All personal property and equipment owned by a third party that are located on a part of the Land shall remain the property of such third party and are not a part of the Acquired Assets that shall be sold, conveyed, assigned, transferred or delivered to Buyer pursuant to this Agreement, including, but not limited to, any Third-Party Equipment which shall remain property of the owner thereof.

Section 2.6 Assumed Obligations and Retained Obligations.

(a) From and after the Effective Time, Buyer shall assume and agree to pay, perform and discharge, and indemnify, defend and hold Seller and its Affiliates harmless from all Obligations of Seller listed on Schedule 2.6(a) (collectively, the “Assumed Obligations”).

(b) Except as otherwise provided in this Agreement, the Obligations of Seller assumed by Buyer shall not include any Obligation for any of the following (collectively, the “Retained Obligations”):

(i) any Tax (including deficiencies, interest and penalties relating thereto) accruing to or for any period ending prior to the Effective Time;

(ii) any expenses incurred in connection with the transfer of the Acquired Assets as contemplated by this Agreement;

(iii) any accounts payable, trade payables, distribution payables, accrued interest or interest payable, liabilities associated with industry insurance consortia, loans payable and exchange balances owed to a third party, in each case determined in accordance with GAAP at the Effective Time;

(iv) any indebtedness for borrowed money outstanding;

(v) any liability or Obligation for any period prior to the Effective Time and related to or arising out of any Material Contract listed on Schedule 4.7(a);

(vi) any Obligations of Seller under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement;

(vii) any Obligations of Seller related to the Release of Hazardous Substances or violation of Environmental Laws in connection with the ownership of operation of the Acquired Assets arising prior to or as of the Effective Time;

(viii) any Obligations of Seller relating to any claims, litigation or threatened litigation against Seller or losses, costs or liabilities of Seller arising or resulting from the acts or omissions of Seller, its employees, agents or contractors prior to the Effective Time;

(ix) any Obligations relating to the Excluded Assets; and

(x) any Obligations listed on Schedule 2.6(b).

Section 2.7 Further Assurances. If at any time after the Closing Date, any further action is reasonably necessary to carry out the purposes of this Agreement, Buyer and Seller shall execute such additional conveyances or other instruments, and take such other action, as may be reasonably necessary to more effectively transfer, convey and assign to Buyer title to, and to put Buyer in actual ownership and control of the Purchased Interests and the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 3.2 Authorization; Enforceability.

(a) Seller has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Seller Entities has all requisite partnership power and authority to execute and deliver each Seller Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all obligations to be performed by it thereunder. The execution and delivery by each of the Seller Entities of the Seller Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company or limited partnership action on the part of each such Seller Entity. When executed and delivered by each of the Seller Entities party thereto, each Seller Ancillary Document will constitute a valid and binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. The execution and delivery of this Agreement and each of the Seller Ancillary Documents by each of the Seller Entities party thereto and the consummation of the transactions contemplated hereby and thereby by the Seller Entities (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to the Seller Entities or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of the Seller Entities; or

(c) (i) breach any Contract to which any of the Seller Entities are a party or by which the Seller Entities may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the Acquired Assets or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the Acquired Assets.

Section 3.4 Litigation; Laws and Regulations. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending which could in any way affect Seller’s ownership and operation of the Acquired Assets or that could have or which would reasonably be expected to have a Material Adverse Effect on Buyer’s ownership and operation of the Acquired Assets after the Closing or that seek to restrain or enjoin the transactions contemplated by this Agreement. Neither Seller nor its Affiliates have received notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding compliance with Law in connection with its ownership and operation of the Acquired Assets. Neither Seller nor its Affiliates is in violation of or in default under any Law except as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Buyer’s ownership and operation of the Acquired Assets after the Closing.

Section 3.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING

TO THE ACQUIRED ASSETS

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 4.1 Absence of Certain Changes. Since March 7, 2008, (a) there has not been any Material Adverse Effect with respect to the ownership, condition or composition and operation the Acquired Assets, (b) the operation of the Acquired Assets, in all material respects, has been conducted in the ordinary course consistent with past practices, (c) there has been no damage, destruction or loss to the Acquired Assets which could reasonably be expected to have a Material Adverse Effect, and (d) there has not been any waiver by Seller of any rights that, singularly or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the ownership or operation of the Assets.

Section 4.2 Taxes. With respect to the Acquired Assets: (a) all Tax Returns required to be filed have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens (d) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (e) no Tax Returns are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction (h) no power of attorney that is currently in force has been granted with respect to any matter relating Taxes that could affect the Acquired Assets.

Section 4.3 Environmental Matters. To Seller’s Knowledge:

(a) except for matters that would not be reasonably expected to have a Material Adverse Effect, the operations of the Acquired Assets are, and have been, in compliance in all respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all respects with, all Permits required under all applicable Environmental Laws;

(b) the Acquired Assets are not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c) the Acquired Assets are not subject to any action, claim, suit, investigation, inquiry, or proceeding pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d) except for matters that would not be reasonably expected to have a Material Adverse Effect, no circumstances exist with respect to the Acquired Assets that give rise to an obligation by Seller to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Substances under any applicable Environmental Laws;

(e) there has been no Release of any Hazardous Substances into the environment from the Acquired Assets or the Seller’s operation thereof, except in compliance in all material respects with applicable Environmental Laws; and

(f) Seller has provided copies to the Buyer of all environmental studies, assessments, and investigations related to the Company and the Acquired Assets that are in the possession of Seller.

Buyer acknowledges that Sections 4.3 and 4.5 shall be deemed to be the only representations and warranties in the Agreement with respect to the environmental matters.

Section 4.4 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.4, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.2), (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.3), and (d) compliance with Permits (as to which representations and warranties are made pursuant to Section 4.5), the Acquired Assets are in compliance in all material respects with all applicable Laws and Seller has not received written notice of any violation of any Law, relating to the operation or ownership of the Acquired Assets which could reasonably be expected to have a Material Adverse Effect.

Section 4.5 Permits. There are no material Permits necessary for Seller to own and operate the Acquired Assets, as currently conducted. There are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in writing before any Governmental Authority with respect to Seller’s compliance in obtaining or having the necessary Permits with respect to the ownership and operation of the Acquired Assets.

Section 4.6 Title to Properties and Related Matters.

(a) As of the date hereof, Seller (i) has good and marketable title to the Land; and (ii) has good title to the Real Property (excluding Rights-of-Way) and (iii) has good title to the Personal Property; in each case (i), (ii) and (iii) above, subject only to Permitted Liens. Except as set forth in the conveyance documents for the Rights-of-Way and as described in Schedule 2.1(c), Seller has good and marketable title to the Rights-of-Way, free and clear of all Liens, except for Permitted Liens. Specifically, without limitation as to other disclaimers, Seller does not represent or warrant whether or not the Rights-of-Way include the right to lay fiber-optic cable or install any other telecommunication facilities.

(b) Schedule 2.1(c) contains an accurate and complete list of all Leases. The Leases are legal, valid and binding obligations of Seller and the other parties to the Leases, enforceable against each in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and are in full force and effect. Originals or copies of all Leases have been or will be made available to Buyer for review. Seller enjoys peaceful and undisturbed possession under all Leases, and all lessors under any Lease (1) are not (with or without notice or the lapse of time, or both) in material breach or default thereunder, (2) have performed all material obligations required to be performed by it thereunder, (3) have not given written notice to Seller of their intent to terminate such Lease. There have been no breaches or defaults with respect to any of said Leases and no event has occurred that with notice or the passage of time would constitute a breach or default that would have a Material Adverse Effect on the operation of any of the Acquired Assets.

(c) To the Knowledge of Seller, except for (i) assets disposed of in the ordinary course of business consistent with past practice subsequent to the date hereof and (ii) the Excluded Assets, the Acquired Assets include all material assets of Seller which would be reasonably required to conduct the business in which the Acquired Assets have historically been used prior to the date hereof, except for such assets the failure of which to include would not, individually or in the aggregate, have a Material Adverse Effect on the operation of any of the Acquired Assets.

Section 4.7 Material Contracts.

(a) Schedule 4.7(a) sets forth an accurate and complete list or brief description of all contracts (the “Material Contracts”) to which Seller or any of its Affiliates is a party or by which the assets of Seller or any of its Affiliates are bound and which relate to the ownership and operation of the Acquired Assets.

(b) Seller has received no written notice that it is in default, and to the Knowledge of Seller, it has not defaulted under any Material Contract. The Material Contracts are, to the Knowledge of Seller, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and are in full force and effect. Originals or copies of all Material Contracts have been or will be made available to Buyer for review.

Section 4.8 Known Defects. To the knowledge of Seller and except for such circumstances that in the aggregate could not reasonably be expected to have a Material Adverse Effect on Buyer’s operation of the Acquired Assets, the Personal Property and all buildings and other structures, facilities, fixtures, systems, equipment and other tangible personal property that comprise a portion of the Real Property are (i) structurally sound with no known defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, and (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair.

Section 4.9 Insurance. The Acquired Assets are covered by insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil pipeline transportation and storage industry and consistent with past practice. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Seller Entity or their Affiliates other than in the ordinary course of business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer. Buyer is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability.

(a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Buyer Entities has all requisite partnership or limited liability company power and authority to execute and deliver each Buyer Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all obligations to be performed by it thereunder. The execution and delivery by each of the Buyer Entities of the Buyer Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited partnership or limited liability company action on the part of each such Buyer Entity. When executed and delivered by each of the Buyer Entities party thereto, each Buyer Ancillary Document will constitute a valid and binding obligation of such Buyer Entity, enforceable against such Buyer Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement and each of the Buyer Ancillary Documents by the Buyer Entities party thereto and the consummation of the transactions contemplated hereby and thereby by the Buyer Entities (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:

(a) violate any Law applicable to the Buyer Entities or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of the Buyer Entities; or

(c) (i) breach any Contract, to which a Buyer Entity is a party or by which a Buyer Entity may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Buyer Entities or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4 Litigation. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against Buyer or any of its Affiliates that seek to restrain or enjoin the transactions contemplated by this Agreement.

Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1 Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 6.2 Books and Records. From and after the Closing, Buyer shall preserve and keep a copy of all records with respect to the Acquired Assets in Buyer’s possession for a period of at least five years after the Closing Date. After such five-year period, before Buyer shall dispose of any such records, Buyer shall give Seller at least 90 days prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such records as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, reasonable access during business hours to such records as remain in Buyer’s possession and reasonable access during business hours to the properties and employees of Buyer in connection with matters relating to the business or operations of Acquired Assets on or before the Closing Date and any disputes relating to this Agreement.

Section 6.3 Permits. Seller and Buyer shall cooperate to provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement.

Section 6.4 Title Policies/Surveys. Seller acknowledges that Buyer shall have the right to obtain, at Buyer’s own cost and expense, commitments for title insurance and ALTA title policies for all the Real Property as well as the Leases on or prior to the Closing Date. Seller agrees to cooperate in a commercially reasonable manner with Buyer in connection with Buyer’s efforts to obtain such commitments and policies, including, but not limited to, allowing Buyer or its authorized representatives to survey the Real Property and the Leases in order to obtain ALTA surveys with regard to same, at Buyer’s sole cost and expense, and providing Buyer with copies of any prior surveys or title commitments that Seller may have for the Real Property and the Leases, if any.

Section 6.5 Transfer Taxes. Buyer shall be responsible for and shall pay (or remit to Seller for payment if required by applicable Law) all transfer, sales, use, registration and stamp Taxes, if any, required to be paid in connection with the transactions pursuant to this Agreement.

Section 6.6 Pipeline Operational Service. From and after the Closing Date, Buyer shall use its Reasonable Efforts to have the Pipeline in operational service by January 1, 2009 so that it may perform the services required of Buyer under the Throughput Agreement Amendment. In the event that the Pipeline is not in operational service by such date other than due to the gross negligence or willful misconduct of Buyer, Seller agrees to pay Buyer the daily interest charges incurred by Buyer under its secured credit facility on $48,500,000 of borrowings thereunder until the date that the Pipeline is placed in operational service. In addition, in the event that Buyer incurs expenses of more than $3,500,000,000 in placing the Pipeline in operational service (the “Excess Expenses”), Seller agrees to reimburse Buyer for such Excess Expenses except to the extent they were incurred as the result of the gross negligence or willful misconduct of Buyer.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(b) Seller shall have delivered to Buyer an appropriate Foreign Investment in Real Property affidavit that complies with Section 1445 of the Code;

(c) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;

(d) Buyer shall have received a true and complete copy, certified by the secretary of Seller’s general partner, of resolutions duly and validly adopted by the management committee of Seller’s general partner, evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of transactions contemplated hereby and thereby;

(e) Buyer shall have received a true and complete copy, certified by the secretary of Parent GP, of resolutions duly and validly adopted by the management committee of Parent GP, evidencing the authorization and execution of the Ancillary Documents to which Parent is a party and the consummation of the transactions contemplated thereby;

(f) Buyer shall have received a true and complete copy, certified by the secretary of Eaglwing’s general partner, of resolutions duly and validly adopted by the management committee of Eaglwing evidencing the authorization and execution of the Ancillary Documents to which Eaglwing is a party and the consummation of the transactions contemplated thereby;

(g) Seller shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.4(b);

(h) The consents of the Governmental Authorities listed in Schedule 7.1(h) (the “Required Governmental Consents”) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated;

(i) The consents of third parties listed in Schedule 7.1(i) shall have been made and obtained;

(j) The Throughput Agreement Amendment shall have been executed by Seller, Parent and Eaglwing; and

(k) The Omnibus Agreement Amendment shall have been executed by Parent, SemManagement and SemMaterials.

Section 7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;

(c) Buyer shall have delivered to Seller all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.4(c);

(d) Seller shall have received a true and complete copy, certified by the secretary of Buyer, of resolutions duly and validly adopted by the board of directors of Buyer, evidencing authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(e) Seller shall have received a true and complete copy, certified by the secretary of MLP GP, of resolutions duly and validly adopted by the board of directors of MLP GP, evidencing authorization of the execution and delivery of the Ancillary Documents to which it or MLP is a party and the consummation of the transactions contemplated thereby;

(f) All Required Governmental Consents shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated;

(g) The Throughput Agreement Amendment shall have been executed by Buyer, Buyer and MLP; and

(h) The Omnibus Agreement Amendment shall have been executed by MLP, MLP GP and SMEP.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Parties contained herein and all covenants contained herein that are to be performed prior to the Closing will survive for 12 months following the Closing; provided, however, the representations and warranties contained in Sections 4.2, 4.3 and 4.5 shall survive for twenty-four months following the Closing and the Fundamental Representations and Warranties shall survive the Closing up to the applicable statute of limitations. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or covenant unless a Claim Notice or the notice described in Section 8.3(d) is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice or the notice described in Section 8.3(d) has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant or claim, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

(b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing, will survive the Closing in accordance with their terms.

Section 8.2 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur from or out of (i) any breach of any representation, warranty or covenant of Seller in this Agreement (ii) the business and operations of the Acquired Assets relating to periods prior to the Effective Time, including Pre-Closing Environmental Liabilities and any Taxes which are attributable to the ownership or operation of the Acquired Assets during any periods or partial periods ending on or before the Effective Time (iii) the Excluded Assets and (iv) the Retained Obligations.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that Seller Indemnified Parties incur from or out of (i) the business and operations of the Acquired Assets relating to periods after the Effective Time to the extent such Losses are not matters for which Seller has an indemnification obligation under the provisions of Section 8.2(a) (ii) any breach of any representation, warranty or covenant of Buyer in this Agreement and (iii) the Assumed Obligations.

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:

(a) Seller shall have no liability arising out of or relating to Section 8.2 except if the aggregate Losses actually incurred by Buyer Indemnified Parties thereunder exceed One Hundred Fifty Thousand Dollars ($150,000) (and then, subject to Section 8.4(c), only to the extent such aggregate Losses exceed such amount), provided, the foregoing limitation shall not apply to Seller’s indemnity obligations with respect to Fundamental Representations and Warranties or the matters covered by Section 8.2(a)(ii), Section 8.2(a)(iii) and Section 8.2(a)(iv);

(b) in no event shall Seller’ aggregate liability arising out of or relating to Section 8.2 exceed One Million Five Hundred Thousand Dollars ($1,500,000), provided, the foregoing limitation shall not apply to Seller’s indemnity obligations with respect to Fundamental Representations and Warranties or the matters covered by Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(a)(iv);

(c) the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss and (ii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss;

(d) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article VIII, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “Material Adverse Effect” expressly contained in Article III.

Section 8.5 Waiver of Other Representations and Warranties.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED INTERESTS, THE COMPANY, THE ACQUIRED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED ASSETS.

(b) The representations and warranties contained in Sections 4.3 and 4.5 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 8.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes.

Section 8.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary herein except (i) as provided in Sections 2.1, 2.3 and 2.4 (as to all of which Buyer shall be entitled to specific performance and Seller shall be entitled to damages without regard to the limitations provided in Section 8.7(b) below) and (ii) other than with respect to any claim for fraud, this Article VIII shall be the sole and exclusive remedy between the Parties and no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and

Buyer and Seller hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER , THAT THIS SECTION 8.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE VIII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Buyer, to:

SemGroup Energy Partners, L.L.C. 6120 South Yale Suite 500 Tulsa, Oklahoma 74136 Attn: President Fax: 918.524.5805

with a copy to:

Baker Botts L.L.P. 2001 Ross Avenue, Suite 600 Dallas, Texas 75201 Attn: Doug Rayburn, Esq. Fax: 214.661.4634

(b)	If to Seller, to:

SemCrude, L.P. 6502 South Yale Tulsa, Oklahoma 74136 Attn: President Fax: 918.524.8920

with a copy to:

Hall, Estill, Gable, Golden & Nelson, P.C. 320 South Boston Avenue, Suite 200 Tulsa, Oklahoma 74103 Attn: Michael D. Cooke, Esq. Fax: 918.594.0505

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 9.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided that nothing herein shall restrict Buyer from transferring its rights and obligations hereunder to one or more Affiliates of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 9.3 Rights of Third Parties. Except for the provisions of Section 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 9.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 9.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Ancillary Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 9.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule.

Section 9.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 9.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Oklahoma without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Tulsa, Oklahoma, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Tulsa, Oklahoma with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 9.12 Action by Buyer. With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Buyer prior to or after the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Buyer.

[signatures on following page]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

SEMCRUDE, L.P.

By:	SemOperating G.P., L.L.C.
its general partner

By:	/s/ Gregory C. Wallace
Name:	Gregory C. Wallace
Title:	Chief Financial Officer

BUYER:

SEMGROUP ENERGY PARTNERS, L.L.C.

By:	/s/ Kevin L. Foxx
Name:	Kevin L. Foxx
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement between

SemCrude, L.P.

and

SemGroup Energy Partners, L.L.C.

dated May 12, 2008